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                                                                    EXHIBIT 10.2


                        AMENDMENT TO EMPLOYMENT AGREEMENT


         This Amendment, effective September 5, 1997, to the EMPLOYMENT AGREEMENT ("Agreement") dated December 1, 1994, by and between DALEEN TECHNOLOGIES, INC., and JAMES DALEEN, changes the following sections:

(1) Section 3. Salary and Base Compensation. Replace this section in its entirety, as follows:

Employee shall be entitled to receive salary during the Employment Period at the rate of Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00), per annum, and as such may be increased pursuant to Section 11 hereof ("the Base Salary").

In addition to the Base Salary paid to Employee during the Employment Period, Employee shall be entitled to receive the Benefits, Annual Performance Bonus, and Stock Options (as those terms are hereinafter defined) during the Employment Period. The Base Salary shall be payable Bi-Weekly in accordance with the current normal payroll policies of Company, which policies may be changed by Company from time to time in its sole discretion, and shall be subject to all appropriate withholding taxes.

(2)  Section 8. Profits Bonus. Replace this section in its entirety, as follows:

Annual Performance Bonus

Employee will be able to earn an Annual Performance Bonus equal to a certain percentage of his Base Salary, depending on his performance against goals and objectives set and agreed upon in advance for each calendar year by the Compensation Committee of the Board of Directors. Such Annual Performance Bonus will be paid to Employee by January 31 following the end of the calendar year and is subject to review and approval of the Compensation Committee of the Board of Directors. For 1997, the Annual Performance Bonus is targeted at $100,000 and is targeted at 50% of the Base Salary in future years.

(3) Section 9. Stock Option. Delete the remainder of the section following "Board of Directors of the Company," in the third line.

(4) Section 11. Compensation Review. Replace this section in its entirety, as follows:

Annual Compensation.

The Company's Compensation Committee of the Board of Directors, shall, by January 31 of each calendar year, review Employee's Base Salary and may increase, but not decrease, the Base Salary provided for in Section 3 hereof. Any such increase in Base Salary shall be valid only if in writing, executed by the Compensation Committee, and such writing


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shall constitute an amendment solely to the payments to be made to Employee under this Agreement, without waiver or modification of any other provision hereof.

(5) Section 18. Severance Pay. Replace this section in its entirety, as follows:

Severance Pay. If Employer terminates the Employment Period for any reason other than substantial cause, Employee shall be entitled to severance pay from Employer in an amount equal to two year's Base Salary. In addition, the Performance Bonus for that year will also be paid to Employee on a prorata basis for the number months that Employee was employed by the Company in the year of termination.

(6) Section 19. Change in Control. Replace section 19(c)(i)(A) and (B), as follows:

(A)  Two year's Base Salary; plus
(B) the Performance Bonus for that year prorated for the number of months that Employee was employed by the Company prior to the termination.

All other provisions and sections of the Agreement except for the above changes will remain the same and unchanged.



Agreed to this as of the date above:

DALEEN TECHNOLOGIES, INC.:                 EMPLOYEE:



                                           /s/ James Daleen
----------------------------               -------------------------------------
James R. Daleen, President and CEO         James Daleen